Exhibit 3.2
Certificate of Amendment to Amended and Restated
Certificate of Incorporation of Kaiser Aluminum Corporation
     The undersigned, John M. Donnan, certifies that he is the Senior Vice President, Secretary and General Counsel of Kaiser Aluminum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and does hereby further certify as follows:
     1. The name of the Company is Kaiser Aluminum Corporation.
     2. The Company was originally incorporated under the name “KaiserTech Limited.” The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on February 20, 1987; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 9, 1988; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 16, 1988; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on September 28, 1989; was amended by the Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on November 20, 1990; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 22, 1991; was amended by the Certificate of Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on January 11, 2000; was restated by the Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 22, 2000; and was restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 6, 2006.
     3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and approval by the shareholders of the Company has been obtained by the Company at the Annual Meeting of Shareholders on June 4, 2008.
     4. Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of the Company is hereby amended by deleting such section in its entirety, which read as follows prior to the amendment:
     “Section 1. Authorized Capital Stock. The total number of shares of capital stock that the Company is authorized to issue is 50,000,000 shares, consisting of 45,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue nonvoting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section

1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.”
and by replacing such deleted section with the following:
     “Section 1. Authorized Capital Stock. The total number of shares of capital stock that the Company is authorized to issue is 95,000,000 shares, consisting of 90,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue nonvoting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.”
     IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on behalf of Kaiser Aluminum Corporation this 2nd day of July, 2008.

KAISER ALUMINUM CORPORATION
By:	/s/ John M. Donnan
John M. Donnan
Senior Vice President, Secretary and General Counsel

ATTEST
By:	/s/ Cherrie I. Tsai
Cherrie I. Tsai
Assistant Secretary